Exhibit 10.407(ii)

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT,
MARKED BY BRACKETS, HAS BEEN EXCLUDED BECAUSE IT IS NOT MATERIAL
AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

AMENDMENT TO AMENDED AND RESTATED INSURED DEPOSIT ACCOUNT AGREEMENT

This AMENDMENT (this “Amendment”), dated November 24, 2021, to the Amended and Restated Insured Deposit Account Agreement (the “IDA Agreement”), dated as of November 24, 2019, by and among TD Bank USA, TD Bank, The Charles Schwab Corporation and, pursuant to the Consent, Agreement and Joinder, dated as of October 5, 2020, TD Ameritrade, Inc., TD Ameritrade Clearing, Inc., TD Ameritrade Trust Company and Charles Schwab & Co., Inc. (“CS&Co.”), is entered into in accordance with Section 31 of the IDA Agreement.
NOW, THEREFORE, the parties hereto amend the IDA Agreement as follows:
1.Section 1(a) of the IDA Agreement. Section 1(a) of the IDA Agreement is hereby amended and restated as follows:
“(a) Schwab will cause (i) its subsidiaries that are broker-dealers as of the Closing, including Charles Schwab & Co., Inc. and the TDA Broker-Dealers and (ii) any other entity that either (A) becomes a broker-dealer subsidiary of Schwab or (B) is or becomes a subsidiary of Schwab that assumes the obligations of TD Ameritrade Trust Company under this Agreement following the Closing (clauses (i) and (ii), collectively, the “Broker-Dealers”) to make available to their Customers the sweep program contemplated by this Agreement to the extent necessary for Schwab to satisfy its obligations hereunder and will cause the Broker-Dealers to take all other actions required of them pursuant to this Agreement; provided that with respect to TD Ameritrade Trust Company (or any subsidiary of Schwab that assumes the obligations of TD Ameritrade Trust Company under this Agreement), only existing Customers as of the date of this Amendment shall be permitted to participate in the sweep program contemplated by this Agreement.”
2.Section 5(h)(iv) of the IDA Agreement. Section 5(h)(iv) of the IDA Agreement is hereby amended and restated as follows:
“No more than US$[***] of Fixed Rate Obligation Amounts in the Master Accounts at any time will mature in any calendar month, except to the extent resulting from any Fixed Rate Obligation Amounts designated prior to November 24,2021 or to the extent resulting from the establishment of Exempt Fixed Rate Obligation Amounts. In addition, (a) if Fixed Rate Obligation Amounts entered into before November 24, 2021 result in US$[***] or more of Fixed Rate Obligation Amounts maturing in a calendar month, no additional Fixed Rate Obligation Amounts will be entered into which mature in such calendar month, or (b) if Fixed Rate Obligation Amounts entered into before November 24, 2021 result in less than US$[***] (for example US$[***]) of Fixed Rate Obligation Amounts maturing in a calendar month, only up to the difference between such amount and US$[***] (in this example, US$[***]) of additional Fixed Rate Obligation Amounts may be entered into on or after November 24, 2021 that mature in such calendar month.”
3.Section 12(a) of the IDA Agreement. Section 12(a) of the IDA Agreement is hereby amended and restated as follows:
“Schwab and the Broker-Dealers shall provide each Customer with Customer Disclosures setting forth a description of the terms and conditions of the Customer Accounts,

including applicable interest rates, and Master Accounts prior to the Customer’s funds being swept to a Master Account. The Broker-Dealers agree to provide any new Customer Disclosures or amendments to the Customer Disclosures to the Depository Institutions for their review and approval prior to providing such Customer Disclosures to Customers together with a good faith estimate of the expected impact, if any, of such proposed Customer Disclosures on the balances in each of the Master Accounts; provided that the Depository Institutions shall be permitted to withhold their approval of any Customer Disclosures only on the grounds that (i) such proposed Customer Disclosures would be inaccurate or misleading or (ii) such proposed Customer Disclosures, if adopted, would result in a violation of the IDA Agreement. Except to the extent that Schwab and the Broker-Dealers are informed in writing by the Depository Institutions that the Depository Institutions are withholding their approval of any such Customer Disclosures and the grounds for such withholding of approval, all such Customer Disclosures shall be deemed approved by the Depository Institutions five Business Days following the receipt by the Depository Institutions of such proposed Customer Disclosures. Notwithstanding the foregoing, no approval or deemed approval under this section will be a waiver of the Depository Institutions' other rights under this Agreement.”

4.Section 37 of the IDA Agreement. The IDA Agreement is hereby amended by adding a new Section 37 as follows:
“In the event of any dispute arising out of or in connection with this Agreement (including any disagreement with respect to its interpretation or any claim or allegation that another party hereto has not complied with the terms thereof), following notice from one party hereto to the other parties hereto that such a dispute exists (which notice shall include reasonably detailed information concerning the nature of such dispute) (a “Dispute Notice”), the parties hereto will in good faith attempt to resolve such dispute in accordance with the following procedures:

(a) The relationship managers for this Agreement designated by TD Parent and Schwab from time to time by written notice to the other parties will attempt to resolve the dispute.  If such individuals are unable to resolve the dispute within 10 Business Days after the Dispute Notice was provided, the dispute will be escalated to the executives of TD Parent and Schwab designated by the respective Chief Executive Officers of the parties.  If such executives are unable to resolve the dispute within 10 Business Days, then the dispute will be escalated to the Chief Executive Officers of TD Parent and of Schwab.  If the Chief Executive Officers are unable to resolve the dispute within 15 Business Days then each party hereto may take whatever steps are necessary to protect its interests.

(b) Any dispute will not be the subject of litigation or any formal proceeding before the parties hereto have attempted to resolve such dispute in accordance with the procedures set forth in clause (a); provided that notwithstanding anything herein to the contrary, any party hereto may seek injunctive or equitable relief without complying with the above described procedures to the extent reasonably necessary to protect its rights or prevent harm to its interests prior to the conclusion of such dispute procedures.”

5.Exhibit D (LIBOR Fallback Language) of the IDA Agreement. Exhibit D of the IDA Agreement is hereby amended and restated as set forth in Annex A hereto:
6.Dual Account Structure of the IDA Agreement.
(a) Subject to paragraph (b) below, the provisions of the IDA Agreement referenced in Annex B hereto are hereby amended and restated as set forth in Annex B hereto.
    (b) The amendments to the IDA Agreement set forth in Annex B shall become effective (the “Effective Time”) concurrently with the first systems conversion of the TDA Broker-Dealers on to Schwab’s systems, provided that Schwab shall have given the Depository Institutions at least 60 days’ prior written notice of the Effective Time. In the event that after the date of this Amendment (and regardless of whether such event occurs before or after the Effective Time) transaction accounts such as the TAs referred to in the amendments set forth in Annex B become subject to reserve requirements pursuant to Section 19 of the Federal Reserve Act, or similar requirements under any other law, regulation or regulatory order, then, effective immediately (unless there is less than 30 days prior notice of such requirements, in which case, as of the 30th day after such requirements become effective), the amendments to the IDA Agreement set forth in Annex B shall terminate and expire and the applicable provisions of the IDA Agreement shall thereafter revert to the terms as in effect prior to the Effective Time.

7.References to the IDA Agreement. After giving effect to this Amendment, each reference in the IDA Agreement to “this Agreement”, “hereof”, “hereunder”, “herein” or words of like import referring to the IDA Agreement shall refer to the IDA Agreement as amended by this Amendment. All references in the IDA Agreement to “the date hereof”, “the WHEREAS, the Depository Institutions have established or will establish one or more money market deposit accounts (as that term is defined in 12 C.F.R. Section 204.2(d)(2)) (the “Master Accounts”) in the names of the Broker-Dealers (as defined below) as agent and custodian for customers of the Broker-Dealers (“Customers”),date of this Agreement” and similar references shall refer to November 24, 2019.

8.Amendment. Except as expressly amended by this Amendment, the terms of the IDA Agreement shall remain unchanged and continue in full force and effect.
9.Counterparts. This Amendment may be executed in a number of counterparts, including by facsimile and electronic mail, each of which when so executed and delivered shall constitute an original, but such counterparts together shall constitute one and the same Amendment.
[Remainder of page intentionally left blank.]

The undersigned have duly executed this Amendment as of the date first written above.

TD BANK USA, NATIONAL ASSOCIATION

By:	/s/ Gregory Braca
Name: Gregory Braca
Title: President & CEO

TD BANK, NATIONAL ASSOCIATION

By:	/s/ Gregory Braca
Name: Gregory Braca
Title: President & CEO

THE CHARLES SCHWAB CORPORATION

By:	/s/ Peter Crawford
Name: Peter Crawford
Title: Executive Vice President and Chief Financial Officer

TD AMERITRADE, INC.

By:	/s/ Michael Asmus
Name: Michael Asmus
Title: Treasurer

TD AMERITRADE CLEARING, INC.

By:	/s/ Michael Asmus
Name: Michael Asmus
Title: Treasurer

TD AMERITRADE TRUST COMPANY

By:	/s/ Michael Asmus
Name: Michael Asmus
Title: Treasurer

CHARLES SCHWAB & CO., INC.

By:	/s/ Peter Crawford
Name: Peter Crawford
Title: Executive Vice President and Chief Financial Officer

Annex A

Exhibit D
Effect of Benchmark Transition Event On Fixed Rate Obligation Amounts ("FROA")

On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of USD LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12- month USD LIBOR tenor settings. As a result of such IBA announcement, the parties wish to address how Yield will be calculated following November 24, 2021 (the "Transition Date").
In furtherance of the foregoing, the parties hereby agree that upon the occurrence of the Transition Date as provided above, the FROA shall be determined as follows:
Existing and new FROAs up to the Transition Date: The Yield on existing and new FROAs booked up to and including the Transition Date will not be adjusted and the Yield set in accordance with Appendix A will continue to apply to such FROAs until maturity.
New FROAs post the Transition Date: The Yield on new FROAs requested after the Transition Date shall be equal to the mid-market fixed coupon rate quoted on Bloomberg Swap Manager (Bloomberg page SWPM, Fixed vs. SOFR or any successor page) for a USD, monthly pay (both fixed and floating leg) fixed vs. floating swap with: (i)(a) a floating rate of the 1D SOFRRATE (as defined on Bloomberg page SWPM), plus (b) a spread of 11.448bps; (ii) an effective date and maturity date corresponding to those of the applicable Fixed Rate Obligation Amount; and (iii) daily compounding applicable to the floating rate (for illustration purposes only, such rate is shown as equal to 0.810186 % per annum as illustrated below in a screen shot of Bloomberg page SWPM in Exhibit D1), as such mid-market fixed coupon rate is determined on the date the Yield for each new FROA is to be determined in accordance with the Agreement. Set forth below (Exhibit D2) is an illustration of the Bloomberg Swap Manager settings to be used for the establishment of the fixed rate for each such Fixed Rate Obligation Amount. If Bloomberg Swap Manager is not available for any reason, or is not able to calculate the mid-market fixed coupon rate as contemplated herein, the parties will use an alternative source, agreed upon by the parties, each acting reasonably, to determine the Yield in accordance with the parameters set forth herein. The parties hereby acknowledge and agree that the 1D SOFRRATE used for the Bloomberg Swap Manager is the same as the USD-SOFR rate defined in the 2021 ISDA Interest Rate Derivatives Definitions (the “2021 ISDA Definitions”) and in the event the 1D SOFRRATE is not available for any reason, at any time, then the relevant temporary or permanent replacement for such rate shall be determined in accordance with the 2021 ISDA Definitions with respect to the USD-SOFR rate (any such replacement, a “Replacement Rate”). For the avoidance of doubt, each Replacement Rate shall only be applicable with respect to new FROAs requested on or after the date such Replacement Rate is effective. In no event shall the Yield of any existing FROAs at the time a Replacement Rate becomes effective be adjusted as a result of a Replacement Rate.

Exhibit D1:

Exhibit D2:

093110-0391-42445572.8

Annex B

The third and fourth recitals of the IDA Agreement are hereby amended and restated as follows:
WHEREAS, the Depository Institutions have established or will establish one or more omnibus money market deposit accounts (as that term is defined in 12 C.F.R. Section 204.2(d)(2)) (the “MMDAs”) and, to the extent provided herein, one or more omnibus transaction accounts (as that term is defined in 12 C.F.R. Section 204.2(b)(1) (the “TAs”) (each such account a “Master Account” and collectively the “Master Accounts”) in the names of the Broker-Dealers (as defined below) as agent and custodian for customers of the Broker-Dealers (“Customers”), including those Customers that are trust agents, nominees, custodians or other representatives of others, and each MMDA established in the name of Charles Schwab & Co., Inc. or any other Broker-Dealer utilizing a dual MMDA-TA account structure as described in Section 6(b) hereof (a “dual account structure”) will be linked to a TA;
WHEREAS, each Broker-Dealer will act as agent and recordkeeper with respect to certain books and records relating to each of its Customers’ individual beneficial interest in the Master Accounts (each Customer’s interest in an MMDA and a TA, the “Customer MMDA” and the “Customer TA”, respectively, and collectively, a “Customer Account”) and will maintain its deposit account records to reflect at all times the existence of a relationship that serves as the basis for federal deposit insurance of such Customer Accounts by the Federal Deposit Insurance Corporation (the “FDIC”), subject to the terms and conditions of this Agreement;
Section 2(c) of the IDA Agreement is hereby amended and restated as follows:

(c)    each MMDA shall be subject to the following additional terms and conditions:
(i)    the Depository Institutions reserve the right to require seven (7) days’ prior notice of any withdrawal of funds from the MMDAs or any Customer MMDA; provided, however, that if a Depository Institution elects to exercise its right to require seven (7) days’ prior notice of any withdrawal of funds from an MMDA or a Customer MMDA, it shall, subject to applicable regulatory limitations, exercise such right as to all accounts established at such Depository Institution under 12 C.F.R. Section 204.2(d);
(ii)    the MMDAs and Customer MMDAs shall be subject to any and all terms and conditions as may from time to time be imposed on any money market deposit account described in 12 C.F.R. Section 204.2(d)(2) by any applicable law, regulation or rule or by any other determination of any governmental or regulatory authority;
Section 2(g) of the IDA Agreement is hereby amended and restated as follows:

(g)    Each TA and Customer TA shall be subject to any and all terms and conditions as may from time to time be imposed on any account described in 12 C.F.R. Section

204.2(b)(1) by any applicable law, regulation or rule or by any other determination of any governmental or regulatory authority;
Section 6 of the IDA Agreement is hereby amended and restated as follows:

6.     Withdrawals from and Closure of a Master Account; Transfers Between Customer MMDAs and Customer TAs.
(a) Subject to Section 5, withdrawals from a Master Account may be made prior to 2:00 p.m., Eastern Time, on any Business Day only by the applicable Broker-Dealer, as agent for its Customers. All withdrawals shall be made no more than once a day on any Business Day pursuant to instructions delivered by such Broker-Dealer, or its respective messenger and are in all cases subject to the requirements of Section 5. Such Broker-Dealer or messenger, as applicable, shall receive evidence of the Depository Institution’s receipt of the withdrawal and transfer instructions for same day funds representing the total of such withdrawals to be made to such Broker-Dealer as agent for its Customers. If directed by such Broker-Dealer or its respective messenger, as applicable, the Depository Institution will transfer funds to accounts at another depository institution. Each Broker-Dealer agrees that upon its receipt of such payment for withdrawals, the Depository Institution shall have no further obligation and shall be discharged as to the Broker-Dealer, and any Customers on whose behalf such payment was made, and that the Depository Institution shall have no further obligation with respect to the funds represented by such withdrawal other than the obligation to pay any accrued and unpaid interest relating to those funds. Any Master Account may only be closed by the Broker-Dealers, as agent for the Customers, in each case subject to the requirements of Section 5.
(b)    Subject in each case to Section 5:
(i)    Each Broker-Dealer utilizing a dual account structure in which Customers’ MMDAs are linked with TAs, as agent for its Customers, may on any Business Day withdraw funds from a Customer’s TA and deposit the funds into the Customer’s MMDA or withdraw funds from a Customer’s MMDA and deposit the funds in the Customer’s TA; provided that any funds in excess of the “threshold” amount for a Customer TA established pursuant to clause (ii) below shall be held in such Customer’s MMDA, except as provided by clause (iii) below. The applicable Broker-Dealer will record such transfers to and transfers from the Customer’s Customer Accounts in its records. The applicable Broker-Dealer will aggregate all such transfers, including transfers pursuant to clauses (ii) and (iii) below, on behalf of its Customers and instruct the Depository Institutions to transfer funds to or transfer funds from the appropriate TA and linked MMDA by written instructions given to the Depository Institutions, not more than once per Business Day, prior to 2:00 p.m., New York City time, on such Business Day or prior to such other cut-off time as may be established by the Depository Institutions and agreed to by the Broker-Dealers.
(ii)    In their discretion, the Broker-Dealers may establish a minimum or “threshold” amount to be maintained in each Customer TA and such threshold amount may vary from Customer to Customer. On the first Business Day of each month, the Broker-Dealers, as agents for their respective Customers, shall withdraw all funds on deposit in each Customer’s

Customer TA, except for such “threshold” amount as the Broker-Dealers may establish in their discretion, and deposit the funds in the related Customer MMDA.
(iii)    If, pursuant to clause (i) above, transfers from a Customer’s Customer MMDA to the related Customer TA in a calendar month reach the applicable limits imposed by Regulation D and relevant interpretations thereunder, the applicable Broker-Dealer, as agent for the Customer, will transfer all balances in such Customer’s Customer MMDA to the related Customer TA for the remainder of the calendar month. Deposits for the remainder of the month will be made to the Customer’s Customer TA.

Section 9(f) of the IDA Agreement is hereby amended and restated as follows:

(f)    Each Broker-Dealer either has full power and authority to receive on behalf of, and as agent for, each of the Customers any information, including disclosure information, that the Depository Institutions may provide in connection with a Customer Account, including any disclosure information required by law or, if a Broker-Dealer lacks such power and authority, such Broker-Dealer shall deliver such information directly to the Customers within any applicable time periods required by law.
Section 10(d) of the IDA Agreement is hereby amended and restated as follows:

(d)    Such Depository Institution has obtained and/or made any consent, approval, waiver or other authorization of or by, or filing or registration with, any court, administrative or regulatory agency or other governmental authority of the federal government or the state in which such Depository Institution has its principal place of business that is required to be obtained by the Depository Institution in connection with the execution, delivery or performance by the Depository Institution of this Agreement or the consummation by the Depository Institution of the transactions contemplated by this Agreement including, without limitation, the offering of Customer Accounts to the Customers.
Section 11(a) and (b) of the IDA Agreement is hereby amended and restated as follows:

(a)    Each Broker-Dealer, as recordkeeper for the Depository Institutions, will maintain the applicable MMDAs and Customer MMDAs in accordance with the definition of “savings deposit” in 12 C.F.R. Section 204.2(d)(2), and interpretations of the Federal Reserve thereunder, including the transfer and withdrawal restrictions contained therein. Without limiting the foregoing, the Broker-Dealers shall ensure that all transfers and withdrawals to and from the MMDAs and Customer MMDAs effected pursuant to this Agreement, including Section 6 hereof, comply with the applicable requirements of Regulation D for “savings accounts”, including all necessary recordkeeping in respect thereof.
(b)    Each Broker-Dealer will prepare and file, on a timely basis and in the manner prescribed by the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and applicable regulations thereunder, all information returns that may be required by such Broker-Dealer in whatever capacity with respect to its respective Master Accounts (with the customary copies thereof for state and local taxing authorities) and will furnish a copy of all information returns and notifications prescribed by the Internal Revenue Code and applicable regulations thereunder with respect to any Customer holding a Customer Account at the Depository Institution(s) to the Customer; provided, however, that in the event such Broker-Dealer does not have available to it the information required to complete such information return and such information is available to the Depository Institution(s), such Broker-Dealer shall request such information from the Depository Institution(s) and upon receipt of such information in a timely manner, such Broker-Dealer shall prepare and file such return in an timely manner. Each Broker-Dealer will cause to be obtained and retained in its files any necessary exemption certificates from its respective Customers with respect to the filing of any information return and the withholding of taxes.
Section 28 of the IDA Agreement is hereby amended and restated as follows

28.    Litigation.
(a)    Schwab and each Broker-Dealer will promptly advise the Depository Institution of any legal or administrative action of which Schwab or such Broker-Dealer obtains knowledge by any state or federal court, agency or authority taken or threatened to be taken that would preclude, limit or otherwise restrict the offering of the Customer Accounts as contemplated by this Agreement.
(b)    Each Depository Institution will promptly advise Schwab of any legal or administrative action of which the Depository Institution obtains knowledge by any state or federal court, agency or authority, taken or threatened to be taken that would preclude or limit or otherwise restrict the offering of the Customer Accounts as contemplated by this Agreement.